EXHIBIT 99.1

ePlus Reports First Quarter Fiscal Year 2026 Financial Results

~ Announces Initial Common Stock Quarterly Dividend of $0.25 Per Share and New Stock Repurchase Program ~

First Quarter Fiscal Year 2026

•	Consolidated net sales increased 19.0% to $637.3 million from last year’s first quarter; services revenues increased 48.8% to $116.3 million.
•	Gross billings increased 14.3% to $952.8 million.
•	Consolidated gross profit increased 16.8% to $148.2 million.
•	Consolidated gross margin was 23.3%, compared to 23.7% last year.
•	Net earnings from continuing operations increased 12.1% to $27.1 million.
•	Adjusted EBITDA increased 19.6% to $46.7 million.
•	Diluted earnings from continuing operations per share increased 14.4% to $1.03. Non-GAAP diluted net earnings per common share increased 24.8% to $1.26.

HERNDON, VA – August 7, 2025 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology solutions, today announced financial results for the three months ended June 30, 2025, or the first quarter of its 2026 fiscal year.

Management Comment

“Fiscal 2026 is off to a strong start both financially and strategically.  We reported double digit growth across key financial metrics, including revenue, gross profit, and earnings per share. Our services business continues to be a standout, increasing nearly 50% in the quarter,” commented Mark Marron, president and CEO of ePlus. “Overall, we had our strongest gross billings and net sales quarter in our history with growth across all customer sizes and solid contributions from our data center, cloud and security product offerings. Our strong financial performance in the quarter is a testament to our team's disciplined execution in a highly dynamic environment.

“Executing on our long-term plan, we implemented a number of strategic initiatives, including the sale of our domestic financing business. Selling this part of our business has many benefits including making us a pure-play technology company while increasing our capital position, and provides us the flexibility and capability to adjust to evolving market trends and the needs of our customers.

“We continue to take additional steps to drive long-term value and enhanced returns for our shareholders. To that end, our Board of Directors declared a quarterly dividend of $0.25 per common share, the first in the Company’s history. The Board also approved a new share buyback program authorizing our repurchase of up to 1.5 million shares of common stock as we optimize our capital allocation strategy while maintaining flexibility for future growth initiatives.”

First Quarter Fiscal Year 2026 Results

During the quarter ended June 30, 2025, we completed the sale of our domestic financing business subsidiaries. Consequently, alongside the results of our continuing operations, we are retrospectively presenting the results of our domestic financing business as discontinued operations, for all prior periods as a result of such sale.

For the first quarter ended June 30, 2025, as compared to the first quarter ended June 30, 2024:

Consolidated net sales increased 19.0% to $637.3 million, from $535.7 million due to higher product sales and higher service revenue. Gross billings increased 14.3% to $952.8 million from $833.7 million.

Product segment sales increased 13.9% to $521.0 million from $457.5 million due to higher cloud and security products net sales, offset by decreases in net sales of networking and collaboration products. Product segment margin was 20.4%, down from 21.5% last year due to a lower proportion of third-party maintenance and services sold in the current quarter, which are recorded on a net basis.

Professional services segment revenues increased 92.4% year over year to $71.7 million from $37.3 million, primarily due to the acquisition of Bailiwick Services, LLC. Gross margin declined to 39.2% from 41.5% during the same period last year due to the addition of Bailiwick Services, LLC whose services are generally at a lower margin than our core professional services.

Managed services segment revenue increased 9.0% to $44.6 million primarily due to additional sales of enhanced maintenance support and cloud services. Gross profit from our managed services segment increased 5.5% from last year due to the increase in revenue, offset by a decline in gross margin to 30.4% from 31.4% in the prior year quarter.

Consolidated gross profit increased 16.8% to $148.2 million, from $126.9 million. Consolidated gross margin was 23.3%, compared with last year of 23.7%.

Consolidated operating expenses were $112.0 million, up 17.4% from $95.4 million last year, primarily due to increases in salaries and benefits from additional headcount.  Our headcount at the end of the quarter was 2,182, up 275 from a year ago, primarily due to the acquisition of Bailiwick Services, LLC on August 19, 2024. Of this year’s 275 additional employees, 249 are customer-facing employees. Additionally, there was an increase in variable compensation due to the increase in gross profit.

Consolidated operating income from continuing operations increased 15.1% to $36.2 million. Other income was $0.6 million compared to $1.7 million last year, due to higher foreign currency transaction losses being recognized in the current quarter. Earnings before tax from continuing operations increased 11.0% to $36.8 million.

Our effective tax rate for the current quarter was 26.3%, slightly lower than the prior year quarter of 27.1%.

Net earnings from continuing operations increased 12.1% to $27.1 million from $24.2 million in the prior year quarter. Adjusted EBITDA increased 19.6% to $46.7 million from $39.1 million in the prior year quarter.

Net earnings from discontinued operations for the three months ended June 30, 2025, were $10.6 million, an increase of $7.5 million, as compared to $3.1 million for the same three-month period in the prior year. The increase was primarily due to the gain on sale of our domestic financing business before income taxes of $4.4 million and an increase in operating income.

Diluted earnings per common share from continuing operations was $1.03, compared with $0.90 in the prior year quarter. Non-GAAP diluted net earnings per common share from continuing operations was $1.26, compared with $1.01 in the prior year quarter. Diluted earnings per share from discontinued operations was $0.40, compared with $0.12 in the prior year quarter.

Balance Sheet Highlights

As of June 30, 2025, cash and cash equivalents were $480.2 million, up from $389.4 million as of March 31, 2025, primarily due to cash proceeds from the sale of our domestic financing business. Inventory decreased 16.1% to $101.1 million compared with $120.4 million as of March 31, 2025. Accounts receivable—trade, net increased 35.6% to $700.9 million from $516.9 million as of March 31, 2025. Total stockholders’ equity was $1,020.4 million, compared with $977.6 million as of March 31, 2025. Total shares outstanding were 26.6 million and 26.5 million on June 30, 2025 and March 31, 2025, respectively.

Fiscal Year Guidance

Fiscal year 2026 net sales growth over the prior fiscal year is now expected to be in the upper single digits above fiscal year 2025’s $2.01 billion from continuing operations, and gross profit growth in the upper single digit range from fiscal year 2025's $515.5 million from continuing operations. We now forecast adjusted EBITDA growth in the mid-teens over fiscal year 2025’s $141 million from continuing operations.  This guidance does not factor in recessionary conditions or other unexpected developments.  ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses.  These items are uncertain, depend on various factors, and could be material to ePlus' results computed in accordance with GAAP.  Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full fiscal year 2026 forecast.

Summary and Outlook

“We are very pleased with our solid first-quarter performance and the momentum in our business and are confident in the strength, resilience, and outlook for our company. As a result, reflecting our strong financial results, we have increased our fiscal year 2026 guidance.

“ePlus is in a strong position to further capitalize on strategic opportunities across several key growth areas, namely AI, cloud, security, and related services, as well as geographic expansion. Our healthy balance sheet provides the financial flexibility to support both our growth initiatives and other capital allocation priorities.

“We remain firmly committed to building long-term value for all stakeholders.  We will accomplish this by expanding our business organically while exploring new business opportunities that position us for long-term growth. Favorable long-term industry dynamics bode well for us and position us well to achieve sustainable top and bottom-line growth,” concluded Mr. Marron.

ePlus Announces Quarterly Dividend

ePlus announced today that its Board of Directors has declared its first quarterly dividend. The initial quarterly cash dividend of $0.25 per common share will be paid on September 17, 2025, to shareholders of record as of the close of business on August 26, 2025.

ePlus Announces New Stock Repurchase Program

ePlus inc. today announced that its Board of Directors has authorized ePlus to repurchase up to 1,500,000 shares of ePlus' outstanding common stock over a 12-month period commencing August 11, 2025.  ePlus' previous repurchase plan expired on May 27, 2025.

The purchases under the stock repurchase program may be made from time to time in the open market, or in privately negotiated transactions, subject to availability.  Any repurchased shares will have the status of treasury shares and may be used, if and when needed, for general corporate purposes.  ePlus has no obligation to repurchase shares under the authorization, and the timing, actual number and value of the shares which are repurchased will be at the discretion of management and will depend on a number of factors, including the price of ePlus' common stock.  ePlus may suspend or discontinue repurchases at any time.

Recent Corporate Developments/Recognitions

In the month of July:
o	Announced the closing of the sale of the Financing Business to Marlin Leasing Corporation (dba PEAC Solutions), effective June 30, 2025
o	Named Digital Realty’s 2024 Rising Star Partner of the Year

In the month of June:
o	Received Nutanix Portfolio Partner of the Year Award
o	Recognized as Lenovo North American Infrastructure Partner of the Year
o	Entered into Agreement to sell Financing Business to PEAC Solutions
o	Recognized as Innovator Partner of the Year at Pure Storage Annual Pure/Partner Forum

In the month of May:
o	Secured a spot on the CRN Solution Provider List for 14th Consecutive Year
o	Customer Experience VP, Deanna Davenport, spotlighted on the CRN 2025 Women of the Channel Power 80 Solution Provider List

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on August 7, 2025:

Date:	August 7, 2025
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay)	https://events.q4inc.com/attendee/688930192

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	5394845 (live call and replay)

A replay of the call will be available approximately two hours after the call through August 14, 2025.  A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking, and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and approximately 2,200 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, financial losses resulting from national and international political instability fostering uncertainty and volatility in the global economy including changes in interest rates, tariffs, inflation, export requirements applicable to products we sell, sanctions and exposure to foreign currency losses; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; increases to our costs including wages and our ability to increase our prices to our customers as a result, or experience negative financial impacts due to the pricing arrangements we have with our customers; a material decrease in the credit quality of our customer base, or a material increase in our credit losses; the possibility of a reduction of vendor incentives provided to us; our inability to identify acquisition candidates, perform sufficient due diligence prior to completing an acquisition, successfully integrate a completed acquisition, or identify an opportunity for or successfully completing a business disposition, may affect our earnings; our ability to remain secure during a cybersecurity attack or other information technology (“IT”) outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity regulatory laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel with needed vendor certifications; risks relating to artificial intelligence (“AI”), including the use or capabilities of AI and emerging laws, rules and regulations related to AI; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI which may affect our financial results; supply chain issues, including a shortage of IT component parts and products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or our floor plan facility, or the effect of those changes on our common stock price; our ability to predictably meet expectations of the investor and analyst community, including relative to our financial performance guidance that we provide; and our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies following acquisitions; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.

The declaration and payment of future dividends are subject to the sole discretion of the Board of Directors.

All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2025	March 31, 2025
ASSETS

Current assets:
Cash and cash equivalents	$480,178	$389,375
Accounts receivable—trade, net	700,873	516,925
Accounts receivable—other, net	38,606	19,382
Inventories	101,053	120,440
Deferred costs	66,898	66,769
Other current assets	14,708	28,500
Current assets of discontinued operations	-	222,399
Total current assets	1,402,316	1,363,790

Deferred tax asset	9,852	3,658
Property, equipment and other assets—net	107,538	98,657
Goodwill	202,979	202,858
Other intangible assets—net	76,450	82,007
Non-current assets of discontinued operations	-	133,835
TOTAL ASSETS	$1,799,135	$1,884,805

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$320,434	$324,580
Accounts payable—floor plan	129,415	89,527
Salaries and commissions payable	45,672	42,219
Deferred revenue	158,759	152,631
Other current liabilities	33,470	22,463
Current liabilities of discontinued operations	-	166,463
Total current liabilities	687,750	797,883

Deferred tax liability—long-term	-	1,454
Deferred revenue—long-term	78,404	81,759
Other liabilities	12,550	13,540
Non-current liabilities of discontinued operations	-	12,546
TOTAL LIABILITIES	778,704	907,182

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,627 outstanding at June 30, 2025 and 26,526 outstanding at March 31, 2025	277	276
Additional paid-in capital	198,954	193,698
Treasury stock, at cost, 1,103 shares at June 30, 2025 and 1,056 shares at March 31, 2025	(74,052)	(70,748)
Retained earnings	888,653	850,956
Accumulated other comprehensive income—foreign currency translation adjustment	6,599	3,441
Total Stockholders' Equity	1,020,431	977,623
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,799,135	$1,884,805

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

Three Months Ended June 30,
2025		2024
Net sales
Product	$521,006	$457,463
Services	116,309	78,189
Total	637,315	535,652
Cost of sales
Product	414,477	358,878
Services	74,622	49,900
Total	489,099	408,778

Gross profit	148,216	126,874

Selling, general, and administrative	104,947	90,596
Depreciation and amortization	7,069	4,819
Operating expenses	112,016	95,415

Operating income	36,200	31,459

Other income (expense), net	612	1,711

Earnings from continuing operations before tax	36,812	33,170

Provision for income taxes	9,684	8,977

Net earnings from continuing operations	27,128	24,193

Earnings from discontinued operations, net of tax	10,569	3,146

Net earnings	$37,697	$27,339

Earnings per common share—basic
Continuing operations	$1.03	$0.91
Discontinued operations	0.40	0.12
Earnings per common share—basic	$1.43	$1.03

Earnings per common share—diluted
Continuing operations	$1.03	$0.90
Discontinued operations	0.40	0.12
Earnings per common share—diluted	$1.43	$1.02

Weighted average common shares outstanding—basic	26,270	26,642
Weighted average common shares outstanding—diluted	26,381	26,801

Segment Results
	Three Months Ended June 30,
	2025	2024	Change
	(in thousands)
Net sales
Product segment	$520,895	$457,312	13.9%
Professional services segment	71,729	37,279	92.4%
Managed services segment	44,580	40,910	9.0%
Other	111	151	(26.5%)
Total	$637,315	$535,652	19.0%

Gross profit
Product segment	$106,482	$98,505	8.1%
Professional services segment	28,153	15,455	82.2%
Managed services segment	13,534	12,834	5.5%
Other	47	80	(41.3%)
Total	$148,216	$126,874	16.8%

Gross Billings by Type

Cloud	$312,017	$241,274	29.3%
Networking	268,732	281,528	(4.5%)
Security	190,045	151,883	25.1%
Collaboration	22,777	32,976	(30.9%)
Other	51,446	44,592	15.4%
Product segment	845,017	752,253	12.3%
Service	107,748	81,455	32.3%
Total	$952,765	$833,708	14.3%
Net Sales by Type

Networking	$218,202	$234,740	(7.0%)
Cloud	206,996	137,231	50.8%
Security	61,107	48,005	27.3%
Collaboration	11,757	20,899	(43.7%)
Other	22,833	16,437	38.9%
Total products segment	520,895	457,312	13.9%
Professional services segment	71,729	37,279	92.4%
Managed services segment	44,580	40,910	9.0%
Other	111	151	(26.5%)
Total net sales	$637,315	$535,652	19.0%
Net Sales by Customer End Market

Telecom, Media, & Entertainment	$184,979	$117,553	57.4%
SLED	90,562	92,096	(1.7%)
Technology	82,747	109,106	(24.2%)
Healthcare	74,291	75,280	(1.3%)
Financial Services	47,500	49,725	(4.5%)
All other	157,236	91,892	71.1%
Total net sales	$637,315	$535,652	19.0%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) non-GAAP Net Earnings and (iii) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings from continuing operations calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income (expense).

Non-GAAP Net Earnings and non-GAAP Net Earnings per Common Share – Diluted are based on net earnings from continuing operations calculated in accordance with US GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization and acquisition integration expenses, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings, and non-GAAP net earnings per common share, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The amounts in the tables below are results from our continuing operations (in thousands):

(i) Reconciliation of Adjusted EBITDA
	Three Months Ended June 30,
	2025	2024

Net earnings from continuing operations	$27,128	$24,193
Provision for income taxes	9,684	8,977
Depreciation and amortization [1]	7,069	4,819
Share-based compensation	3,440	2,791
Other (income) expense, net [2]	(612)	(1,711)
Adjusted EBITDA	$46,709	$39,069

(ii) Reconciliation of non-GAAP Net Earnings
	Three Months Ended June 30,
	2025	2024

GAAP: Earnings from continuing operations before taxes	$36,812	$33,170
Share based compensation	3,440	2,791
Acquisition related amortization expense [3]	5,548	3,750
Other (income) expense, net [2]	(612)	(1,711)
Non-GAAP: Earnings from continuing operations before taxes	45,188	38,000

GAAP: Provision for income taxes	9,684	8,977
Share-based compensation	916	781
Acquisition related amortization expense [3]	1,473	1,047
Other (income) expense, net [2]	(163)	(479)
Tax benefit (expense) on restricted stock	114	308
Non-GAAP: Provision for income taxes	12,024	10,634

Non-GAAP: Net earnings from continuing operations	$33,164	$27,366

(iii) Reconciliation of non-GAAP Net Earnings per Common Share - Diluted
	Three Months Ended June 30,
	2025	2024

GAAP: Net earnings per common share from continuing operations – diluted	$1.03	$0.90

Share-based compensation	0.10	0.07
Acquisition related amortization expense [3]	0.15	0.10
Other (income) expense, net [2]	(0.02)	(0.05)
Tax benefit (expense) on restricted stock	-	(0.01)
Total non-GAAP adjustments – net of tax	0.23	0.11

Non-GAAP: Net earnings per common share from continuing operations – diluted	$1.26	$1.01

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.